Exhibit 10.20

EMPLOYMENT CONTRACT

Party A (the Company): Qianxiang Shiji Technology Development (Beijing) Co. Ltd.

Legal Representative of Company: Yizhou Chen

Authorized Representative of the Company:

Address: Beijing

Party B (the Employee): Jian Liu

Sex: Male

ID: [***]

Address: [***]

According to the “Labor Law of the People’s Republic of China” and other relevant state regulations, Party A and Party B voluntarily sign this contract through equal consultation and consensus, and jointly abide by the terms listed in this contract.

1. Type and term of employment contract

Article 1. The term type of this contract is: Type 2(choose one of the following three items).

Type 1: with a fixed term;

Type 2: no fixed term;

Type 3: with a term to complete a certain work;

1.1 Fixed-term employee contract: the contract period is from                      to                     , of which the probationary period is _____ months. If Party B accumulates sick leave and personal leave during the probationary period for more than 7 working days, Party A has the right to suspend the probationary period. Party B will continue to perform the probationary period after returning to work normally until the probationary period expires.

1.2 No fixed term: the employment starts from January 1, 2015. The probationary period is from / to /. If Party B accumulates sick leave and personal leave during the probationary period for more than 7 working days, Party A has the right to suspend the probationary period. Party B will continue to perform the probationary period after returning to work normally until the probationary period expires.

2. Job duties

Article 2 Party B agrees to assume the position of Chief Operating Officer according to the requirements of Party A.

Article 3 Party B shall comply with the management and arrangement of Party A, and fulfill the duties and tasks as assigned by Party A according to the job responsibilities.

Article 4 Party B may request to be transferred to other departments and positions in the company according to its own characteristics and capabilities. But it must go through the relevant transfer application approval procedures in accordance with Party A’s regulations, and can only be transferred with Party A’s consent.

Article 5 If Party B fails to complete the duties according to Party A’s requirements, Party A has the right to adjust Party B’s job position and salary.

3. Labor protection and working conditions

Article 6 The working hours of Party B shall be implemented in accordance with the relevant regulations of the state and Party A.

Article 7 Party B is entitled to rest and enjoy vacation in accordance with the provisions of the state, the regulations and work arrangements of Party A.

Article 8 During the working period of Party B, Party A is obliged to provide Party B with the labor protection stipulated by national laws and regulations.

Article 9 Party A shall provide Party B with necessary labor conditions and labor tools, formulate operating procedures, work norms, and labor hygiene systems and standards.

4. Labor remunerations

Article 10 Party A will determine Party B’s salary standard based on Party B’s job performance and contribution to Party A, as well as Party A’s business performance. The salary standard is based on the amount determined in the employment notice, employment letter or performance assignment letter from Party A to Party B, and it is an attachment to this contract. Party A is committed to the development of the enterprise, continuously creating the best economic and social benefits, and improving the salaries, bonuses and benefits of employees, so as to benefit the development of Party B.

Article 11 Party A shall calculate the salary due to Party B according to the prescribed salary payment standards and assessment methods, and pay Party B in the form of RMB.

Article 12 Party B’s salary will be adjusted by Party A according to its work performance, position, and Party A’s operating conditions, but it shall not be lower than the minimum wage standard stipulated by the local government.

Article 13 If Party A does not have sufficient work tasks to maintain Party B’s job duties, Party A will only pay Party B the minimum wage standard stipulated by the local government.

5. Insurance and Benefits

Article 14 Party A and Party B shall pay social security charges in accordance with the relevant provisions of national and local governments; Party B shall bear the relevant social security charges caused by Party B.

Article 15 If Party B is sick or suffers non-work-related injuries, its sick leave salary and medical treatment shall be determined in accordance with the relevant regulations of Party A and the provisions of national and local governments.

Article 16 The treatment of Party B suffering from occupational diseases or work-related injuries shall be determined in accordance with the relevant provisions of national and local governments.

6. Labor discipline

Article 17 Party B shall strictly comply with national laws and regulations and Party A’s rules and regulations.

Article 18 If Party B violates labor discipline and/or Party A’s rules and regulations, Party A has the right to deal with it in accordance with the rules and regulations, including terminating this contract.

Article 19  Party A may modify or supplement relevant rules and regulations according to business operation and management needs. The rules and regulations shall be released through official channels (BBS, intranet, bulletin board, etc.), and Party B shall comply with the rules.

7. In-Service Invention, Creation and Confidentiality

Article 20 All the technical inventions, innovations and other intellectual property rights, ownership and the right to apply for patents produced by Party B while completing the work arranged by Party A or mainly using Party A’s materials, facilities, and workplaces shall be owned by Party A. All operating and service proceeds within the scope of work belong to Party A.

Article 21 Party A’s business secrets mainly include: Party A’s business strategy, market analysis report, marketing strategy, management system, intelligence information, advertising creativity, file image data, and financial audit data and other business information; Party A’s software technical information such as development process, engineering design drawings, technical data, technical documents, source programs; and other confidential matters designated by Party A.

Article 22 Party B promises to be responsible for maintaining the confidentiality of Party A’s business secrets during the working period with Party A, and not to spread, copy, reprint, carry out, or discard at will without the permission of Party A; Party B shall bear full responsibility for any breach of confidentiality caused by Party B’s intent or negligence, and shall compensate Party A for the losses caused thereby; at the same time, Party B promises that even after Party B resigns, without Party A’s permission, Party B will not disclose Party A’s business secrets to any third party.

Article 23 Party B promises that during the working period with Party A, without the permission of Party A, it will not operate the same business as Party A for itself or for others, and will not engage in part-time work in the same or similar position in other companies; otherwise, Party A Party has the right to file a lawsuit against Party B and its part-time employer.

8. Change, rescission, termination and renewal of the employment contract

Article 24 If the laws, regulations, and rules on which this contract is based change, the relevant content of this contract should be changed accordingly.

Article 25 If there are significant changes in the objective circumstances on the basis of which this contract is entered into, resulting in the inability to perform this contract, the relevant content of this contract may be changed with the agreement of both parties through consultation.

Article 26 The modification of this contract shall not become effective until it is agreed by both parties and confirmed in writing.

Article 27 The change of Party A’s legal representative (or authorized representative) and work location will not affect the validity and performance of the employment contract, and both parties do not need to re-sign the labor contract.

Article 28 If Party B changes job positions within Party A, he does not need to re-sign the employment contract, but only needs to change his job responsibilities according to the changes in his job position.

Article 29 This contract can be terminated upon mutual agreement between Party A and Party B.

Article 30 If Party B has one of the following circumstances, Party A may terminate this contract without any compensation:

1. During the probation period, it is proved that Party B does not meet the employment requirements;

2. Serious violation of the rules and regulations of Party A;

3. Serious dereliction of duty, malpractice for personal gain, causing significant damage to the interests of Party A;

4. Disclosing Party A’s confidentiality or business secrets, causing significant damage to Party A’s interests;

5. Absent from duty without authorization for more than three days (including three days);

6. Refusing to obey the position or department transfer arranged by Party A, thereby affecting the normal management order of Party A;

7. It has been verified that there has been concealment, false provision, or falsification of relevant work experience, study experience, and criminal records;

8. Seriously violating the Public Security Management Punishment Regulations, or being investigated for criminal responsibility for violating the Criminal Law;

9. Establishing labor relations with other employers, and refusing to make corrections at Party A’s request or directly causing serious impact on Party A’s work;

10. Using fraud, coercion, and taking advantage of others’ dangers to make Party A sign or modify the employment contract against its true intention, resulting in the invalidity of the contract;

11. Employees committing category A faults in the “Employee Handbook” shall be regarded as serious violations of discipline.

Article 31 In any of the following circumstances, Party A may terminate this contract, but shall notify Party B in writing for 30 days in advance:

1. During the contract period, Party B is sick or suffers non-work-related injuries. After the medical treatment period expires, Party B cannot engage in the regular job arranged by Party A or does not meet the requirements of the national and local governments to engage in relevant industries and types of jobs. And Party A is unable to arrange another work for Party B;

2. Party B is not competent for the job, and is still not competent for the job after training or job position adjustment;

3. Significant changes have taken place in the circumstances on which the labor contract was concluded, making it impossible to perform the employment contract, and no agreement can be reached on the modification of the employment contract after negotiation between the two parties.

Article 32 If Party B has any of the following circumstances, Party A shall not terminate this contract, and the contract period shall be automatically extended until the expiration of the following circumstances:

1. Sickness or nonwork-related injury, within the prescribed medical treatment period;

2. Female employees during pregnancy, childbirth, or breastfeeding;

3. Other circumstances stipulated by laws and administrative regulations.

Article 33 If Party B proposes to terminate this contract in advance, it shall notify Party A in writing at least 30 days in advance, and shall notify Party A in writing three days in advance during the probationary period. If there are any outstanding obligations of Party B to Party A, Party B must assist Party A in completing the process before Party A agrees to Party B’s application for termination of the contract, otherwise Party A has the right not to provide a resignation certificate and not to go through relevant resignation procedures.

Article 34 In any of the following circumstances, Party B may notify Party A to terminate this contract:

1. Party A forces Party B to work by illegal means;

2. Party A fails to pay labor remuneration or provide labor conditions as agreed in the contract;

3. Other circumstances under which the labor contract may be terminated by the employees as stipulated by laws and administrative regulations.

Article 35 This contract shall be terminated under any of the following circumstances:

1. The contract period expires;

2. The termination conditions are met as stipulated in the contract;

3. Party B begins to receive the basic pension benefits according to law;

4. Party A goes bankrupt or dissolves according to law;

5. Other circumstances stipulated by laws, regulations and rules.

Article 36 Party A and Party B may renew the labor contract after negotiation and agreement, and the contract renewal shall be submitted to the other party in written form 30 days before the expiration of the contract.

Article 37 The specific procedures for modifying, rescinding, terminating, and renewing this contract shall be carried out in accordance with the relevant policies of Party A.

9. Compensation for losses and damages

Article 38 If Party B violates the provisions of this contract to terminate the labor contract or violates the business secrets stipulated in this contract, causing losses to Party A, Party B shall fully compensate Party A for the losses, otherwise, Party A has the right to pursue Party B’s economic and legal liabilities.

Article 39 If Party B terminates this contract in advance and is personnel trained by Party A, Party B shall pay Party A liquidated damages according to the relevant agreement signed by both parties.

Article 40 Party B shall complete the resignation procedures in accordance with Party A’s policies within one week from the date of resignation, otherwise, Party A has the right to dispose of Party B’s personnel files, social security relations, etc., and the resulting expenses shall be borne by Party B.

Article 41 After the resignation procedures of Party B are completed, if Party B is additionally found to have caused losses to Party A during the working period with Party A, Party A still has the right to require Party B to fully compensate Party A for the losses, otherwise, Party A has the right to pursue Party B’s economic and legal Liabilities.

10. Labor Disputes Resolution

Article 42 Disputes arising from the performance of this contract between Party A and Party B shall be resolved through negotiation; if the negotiation fails, either party may apply for arbitration to the labor dispute arbitration committee at the place where Party A is located within 60 days from the date of the dispute; if either party is not dissatisfied with the arbitration award, a lawsuit can be brought to the people’s court of the place where Party A actually operates within 15 days from the date of receipt of the arbitration award.

11. Other Terms

Article 43 Party B promises that when signing this contract with Party A, Party B has terminated the labor contract with any of Party B’s prior work entity as of the date of signing the contract. Any joint and several economic and legal responsibilities of Party B in the original entity have nothing to do with Party A.

Article 44 Matters that are not agreed upon in this contract shall be resolved through negotiation between both parties.

Article 45 The rules and policies publicly released by Party A through official channels (BBS, intranet, bulletin board, OA system, etc.), and various agreements signed with Party B as valid attachments to this contract have been delivered to employees and has the same legal effect as this contract.

Article 46 If the terms of this contract conflict with national laws and regulations, the provisions of national laws and regulations shall prevail.

Article 47 This contract is made in duplicate, and each party holds one copy, with the same legal effect.

12. Others

Article 48 Party A and Party B agree to add the following content to this contract:

During the execution of this contract, Party A has the right to transfer Party B’s employment relations, work arrangements, labor discipline, salary performance, etc. to Party A’s affiliated companies according to its business development, and all rights and obligations of Party A under this contract would be transferred to Party A’s affiliated company, and Party B shall comply with the company’s arrangement and management.

Party B confirms that its contact information is: [***]

The contact address is: [***]

(same as the address specified on page 1)

The contact person is: Jian Liu

Any notice, letter, documentary information, property sent to the above contact information and contact person will be considered as valid delivery to Party B.

Article 49 The parents, spouse or emergency contact provided by Party B when joining the company can accept any form of document service for Party B, and it will be deemed effective.

Party A (seal):	/s/ Qianxiang Shiji Technology Development (Beijing) Co. Ltd.

Legal representative (signature):

Date :

Address.:

Party B (signature):	/s/ Jian Liu

Date :	January 1, 2015

Address :	Beijing